EXHIBIT 10.1
FIRST AMENDMENT
TO
EXECUTIVE EMPLOYMENT AGREEMENT
     This First Amendment to Executive Employment Agreement (“First Amendment”) is entered into as of September 20, 2010 by and between TeleTech Holdings, Inc., including its subsidiaries, their successors and assigns, their directors, officers, employees and agents (the “Company” or “TeleTech”) and Joseph Bellini (“Employee”)
RECITALS
     WHEREAS on or about March 8, 2010, the Company and Employee entered into that certain Executive Employment Agreement (“Agreement”);
     WHEREAS, the Agreement provided that Employee would receive relocation assistance to assist Employee with the costs of relocating to the Company’s corporate headquarters; and
     WHEREAS, due to current economic conditions and unexpected increases in the cost of relocation, the Company has agreed to provide additional relocation assistance to Employee in accordance with the provisions of this First Amendment.
AGREEMENT
     NOW THEREFORE, in consideration of the mutual promises herein and such good and other consideration, the receipt and sufficiency of which the Company and Employee hereby acknowledge, the Company and Employee agree as follows:
     1. The following new Paragraph 2(e) is hereby added to the Agreement:
e. Housing Allowance. Company will reimburse Employee reasonable housing expenses in accordance with Company’s relocation program up to $50,000 (plus any applicable grossed up tax payments) for Employee’s housing expenses in the Denver area to be used within a 12-month period from September 20, 2010. This housing allowance may be used for reasonable housing expenses, which Employee submits in writing to the Company and which are incurred in accordance with the Company’s relocation program. If Employee voluntarily leaves the Company or is terminated for Cause within 12 months from September 20, 2010, Employee shall pay the full amount of the housing allowance used to the Company within 30 days after Employee’s last date of employment with the Company.

     2. Except as set forth in this First Amendment, all of the terms and provisions of the Agreement shall apply and shall remain unmodified and in full force and effect.
Employee acknowledges and agrees: that he understands this First Amendment that he enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects his legal rights; and that he understands the need to consult concerning this First Amendment with legal counsel of his own choosing, and has had a full and fair opportunity to do so.
[SIGNATURES FOLLOW]

Employee		TeleTech Holdings, Inc.

By:	/s/Joseph Bellini	By:	/s/Michael Jossi

Its:

Date:	9/20/2010	Date:	9/20/2010